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                                                                   EXHIBIT 10.43


                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT is made this 27th day of April, 1999, but effective as of February 1, 1999 (the "Effective Date"), between LASON SYSTEMS, INC., a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan 48084 ("Corporation"), and JOHN R. MESSINGER, whose address is 3598 Charlwood, Rochester Hills, Michigan 48306 ("Employee").

                                R E C I T A L S:

                  Corporation is engaged in the business of providing a wide range of document management, records management and business communication services. Employee is experienced in running all aspects of such business.

                  The parties are desirous of entering into a contract of employment on the terms and conditions set forth below.

                  THEREFORE, the parties agree as follows:

                  1. ENGAGEMENT OF EMPLOYEE. Corporation hereby employs Employee for the term of this Agreement as set forth in Paragraph 4 hereof and, during the term of this Agreement, Employee agrees to provide the following services to Corporation on the terms contained in this Agreement. Employee shall hold the title of President and Chief Operating Officer and shall be responsible for providing the services customarily required of a Chief Operating Officer including, but not limited to, direction of Corporation's day-to-day operations, general supervision of all subordinate officers, employees and agents of Corporation, and general supervision of its sales and marketing activities. Employee shall also serve as President and Chief Operating Officer of Corporation's parent, Lason, Inc. and may also serve as President and Chief Operating Officer of other affiliates. Employee shall devote his full time and attention to discharging the duties of his position and shall report to Corporation's Chairman of the Board and Chief Executive Officer, Gary L. Monroe.

                  2.       BASE COMPENSATION.

                           A. BASE SALARY. Corporation shall pay to Employee a base salary of One Hundred Seventy Five ($175,000.00) Dollars per calendar year; subject to review on the first anniversary of the Effective Date. Such base salary shall be paid in equal bi-weekly installments (less appropriate and necessary withholdings for employment taxes), commencing on Corporation's next regular pay day and continuing on the same day of every other week thereafter during the term of this Agreement.



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                           B.       BONUS. Predicated on Corporation's
                                    performance, Employee shall be entitled to an annual bonus of a minimum of 50% of the base salary set forth in Section 2(A) above. The amount of the bonus shall be determined by Corporation's Chairman of the Board.

                           C. BENEFITS. Employee shall have the right to receive or participate in any fringe benefits, including, but not limited to, personal days, group term life insurance programs, disability insurance programs, medical expense reimbursement plans, flexible benefit plans, so-called qualified "pension or profit sharing plans," and other reasonable and customary fringe benefits which may from time-to-time be made available by Corporation's Board of Directors (and further subject to any applicable eligibility requirements of each such program). Further Employee shall be entitled to an automobile allowance and other similar benefits as determined by Corporation's Chairman of the Board.

                  3.       TERM AND SEVERANCE.

                  The term of this Agreement shall be for two (2) years from and after the Effective Date of this Agreement.

                  In the event that Employee is terminated during the term of this Agreement with or without cause or in the event that he resigns because of a material change in the scope of his duties then, and in that event, Employee shall be entitled to receive severance pay in an amount equal to his base salary plus his actual bonus for the preceding year or an average of all bonuses paid to him during the preceding years of his employment with Corporation, whichever is greater. Such severance pay shall be paid for the unexpired term of this Agreement or 12 months, whichever is greater. Additionally, in the event that Employee is terminated without cause then, and in that event, Corporation shall immediately pay $16,000 to Employee to reimburse him for the cost of his golf club initiation fee. Notwithstanding anything to the contrary set forth herein or otherwise, in no event shall Employee be entitled to receive severance pay or the golf club initiation reimbursement discussed above in the event that he voluntarily resigns his position for any reason other than a material change in the scope of his duties.

                  4. NON-COMPETITION/CONFIDENTIALITY. In consideration of the compensation described in this Agreement, Employee agrees that while he is employed by Corporation and for the two (2) year period following the conclusion of his employment with Corporation (the "Non-Compete Period"), Employee shall not, either directly or indirectly (and whether or not for compensation), work for, be employed by, own, participate or engage in, or have any interest in, any person, firm, entity, partnership, limited partnership, limited liability company, corporation or business (whether as an employee, owner, partner, member, shareholder, officer, director, agent, creditor, consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control) that engages in activities in any of the counties in any of the states in which Corporation or any of its affiliates (the "Lason Group") transacts business which are substantially the same as or competitive with the activities engaged in by the Lason Group including


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but not limited to the following: document management, records management and business communications including, but not limited to, photocopying, imaging, scanning and conversion and related services ancillary to all of the foregoing and outgrowths thereof (the "Business"), so long as the Lason Group (or any successor) shall, directly or indirectly, be engaged in the Business in any such county. The foregoing shall not, however, be deemed to prevent Employee from owning in the aggregate up to 5% of the securities of any corporation the shares of which are traded on a securities exchange or in the over-the-counter market.

                  Employee further agrees that he shall not, directly or indirectly, at any time during the Non-Compete Period: (i) divert or attempt to divert from the Lason Group any business of any kind in which the Lason Group is engaged; (ii) take any action that causes the termination of a business relationship between the Lason Group and any customer or supplier of the Lason Group; or (iii) induce or attempt to induce any person who is an employee of the Lason Group to leave the employ of the Lason Group.

                  During the term of this Agreement and the Non-Compete Period, Employee shall keep secret and inviolate and shall not divulge, communicate, use to the detriment of the Lason Group or for the benefit of any other person or persons or misuse in any way any knowledge or information of a confidential nature, including, without limitation, all trade secrets, information, computer programs, technical data, customer lists and unpublished matters relating to the business, assets, accounts, books, records, customers and contracts of the Lason Group which he may or hereafter come to know as a result of his association with and which is unique to the Lason Group ("Confidential Information"). Information shall not be considered Confidential Information if: (i) the information is known by or subsequently becomes generally available to the public through no fault or breach on the part of Employee; (ii) the information is independently developed by Employee without the use of any Confidential Information; or (iii) the Employee rightfully obtains the information after the term of this Agreement from a third party that has the right to disclose it. Employee may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Employee will take reasonable steps to give the Lason Group sufficient prior notice in order to contest such request, requirement or order.

                  Employee has had knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of the Lason Group, and Employee acknowledges and agrees that compliance with the covenants set forth in this Paragraph 5 is necessary for the protection of the business, goodwill and other proprietary interests of the Lason Group and that any violation of this Agreement will cause severe and irreparable injury to the business, goodwill and proprietary interests of the Lason Group, which injury is not compensable by money damages. Accordingly, in the event of a breach (or threatened or attempted breach) of this Paragraph 5, the Lason Group and any successor shall, in addition to any other rights and remedies, be entitled to immediate appropriate injunctive relief or a decree of specific performance, without the necessity of showing any irreparable injury or special damages.

                  If, in any judicial proceeding, a court shall refuse to enforce any of the covenants included herein, then said unenforceable covenant(s) shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining


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separate covenants to be enforced. It is the intent and agreement of Corporation and Employee that these covenants be given the maximum force, effect and application permissible under law.

                  The provisions of this Paragraph 5 shall survive the termination of this Agreement.

                  5. MISCELLANEOUS. Employee shall not assign his rights and obligations hereunder. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, administrators, legal representatives and assigns, as the case may be, of the parties hereto.

                  6. PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be fully enforced.

                  7. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes all prior and contemporaneous agreements, understandings and negotiations, and any and all employment agreement(s) between Corporation and Employee dated prior to the date hereof; and no evidence of prior or contemporaneous agreements, understandings and negotiations shall govern or be used to construe or modify this Agreement. Except as provided in this Agreement, no modification or alteration hereof shall be deemed effective unless in writing and signed by the parties hereto. Neither this Agreement nor any of its provisions may be changed, waived, or discharged orally, but only by an instrument duly signed by the party against which enforcement of the change, waiver, or discharge is sought.

                  8. NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the addresses set forth above or at such other address as either party may designate from time to time by appropriate notice to the other.

                  9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                  10. HEADINGS. The headings in this Agreement are for reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

                  11. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.




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         THIS AGREEMENT was executed as of date and year first set forth above.

                                      "CORPORATION"

                                      LASON SYSTEMS, INC., A DELAWARE
                                      CORPORATION


                                      By: /s/ Gary L. Monroe
                                         --------------------------------------
                                             Gary L. Monroe

                                      Its:   Chairman of the Board and Chief
                                             Executive Officer


                                      "EMPLOYEE"

                                       /s/ John R. Messinger
                                      -----------------------------------------
                                      John R. Messinger


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